EXHIBIT 23.18

Consent

I consent to the inclusion in this Amendment No. 4 to Registration Statement No. 333-211405 of Enersis Américas S.A. (formerly known as Enersis S.A.) (the “Amended Registration Statement”) of: i) the summary of my report entitled REFERENTIAL EXPERT’S REPORT ON THE ESTIMATED VALUE OF THE MERGING ENTITIES (Endesa Americas S.A. and Chilectra Americas S.A. in Enersis Americas S.A.) AND THE ESTIMATES REGARDING THE EXCHANGE RATIO OF THE CORRESPONDING SHARES dated October 30, 2015 and the Presentation of Reference Expert Report dated October 30, 2015; ii) the references to such report and me in the Amended Registration Statement and other filings with the Securities and Exchange Commission (the “Commission”); and iii) the filing of such report and presentation materials prepared by me in filings with the Commission. My report was prepared in accordance with the Official Circular Number 15,443 dated July 20, 2015 as promulgated by the Chilean Superintendency of Securities and Insurance in connection with the reorganization of Enersis Américas S.A., including the merger of Endesa Américas S.A. and Chilectra Américas S.A. with and into Enersis Américas S.A. I also consent to the references in the Amended Registration Statement to me as an “Independent Appraiser” (in accordance with Chilean laws “perito independiente”), as such term is used in accordance with, and pursuant to the requirements under, Chilean law. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder, nor do I hereby admit that I am an expert with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ Rafael Malla Osorio

Rafael Malla Osorio

Santiago, Chile

August 31, 2016